EXHIBIT 99.1

Braemar Hotels & Resorts
Fourth Quarter 2018 Conference Call
February 27, 2019
2 p.m. CT

Introductory Comments - Jordan Jennings

Good afternoon and welcome to today’s call to review results for Braemar Hotels & Resorts for the fourth quarter and full year of 2018 and to update you on recent developments. On the call today will be: Richard Stockton, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Chief Operating Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed this morning in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on February 27, 2019 and may also be accessed through the Company’s website at www.bhrreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.
I will now turn the call over to Richard Stockton. Please go ahead Richard.

Introduction - Richard Stockton

Good afternoon and thank you for joining us this afternoon to discuss our fourth quarter and full year results. Overall, we are very pleased with the operating and financial results Braemar generated in 2018, and we are excited about the progress we are making on the continued growth and success of our platform. In January of 2017, we announced a revised strategy with a focus of investing in the luxury hotel segment, and, since that time, we have taken concrete steps to realign our portfolio to this strategy, including selling two non-core properties, announcing an agreement to upbrand two properties to align them more closely with our luxury focus, and acquiring four high-quality, luxury properties. We believe the continued execution on this strategy will lead to solid growth and strong financial performance for our company going forward.

Our strategy to focus on the luxury segment of the hospitality market is supported by the current and historical performance of this segment. Empirical evidence has shown that over the long term the luxury segment has had greater RevPAR growth than the overall industry. Currently, bolstered by strong consumer confidence trends and a healthy macroeconomic outlook, the luxury segment has outperformed the overall lodging industry over the last several quarters. According to Smith Travel Research, in the fourth quarter, luxury segment RevPAR growth was 3.0% compared to RevPAR growth of 2.4% for the entire industry. For full-year 2018, luxury RevPAR increased 4.4% compared to RevPAR growth of 2.9% for the entire industry. Looking ahead, the economic outlook continues to be favorable and, consistent with our long-term growth thesis for the luxury segment, STR and other industry forecasters are predicting modest overall RevPAR gains in 2019 for the industry with the luxury segment expected to continue to outperform. By clearly aligning our platform with this segment, we believe Braemar is well positioned to capitalize on these trends and continue to outperform our REIT peers.

Before turning to our operational results, I would like to take a moment to discuss the Enhanced Return Funding Program, or ERFP, agreement with Ashford Inc. that we announced in January. The ERFP is a $50 million funding commitment from Ashford Inc. that is provided to Braemar to facilitate accretive growth. Simply put, Ashford Inc. contributes 10% of the purchase price of qualifying acquisitions up to the agreed maximum funding commitment, with no additional fees or future return on investment provisions. The program has a two-year term, with one-year renewals, and the ability to be upsized to $100 million based upon mutual agreement. This programmatic funding arrangement provides us with a competitive advantage and the potential to meaningfully drive our performance is significant. With the ability to add an estimated 100 to 200 basis points to unlevered returns on our future hotel acquisitions, we believe the ERFP will be a key differentiator behind our ability to increase shareholder value.

To put the ERFP program to work immediately, in January 2019, we acquired the Ritz-Carlton Lake Tahoe located on the northshore. We are very excited about the acquisition of this high quality resort and believe it’s a great addition to our portfolio. Braemar will receive approximately $10 million of ERFP funding as part of the $103 million purchase price. We anticipate that this will increase our returns on this acquisition from a projected 10% to 12% unlevered IRR. This landmark luxury hotel, built in 2009, consists of 170 rooms with over 37,000 square feet of indoor and outdoor meeting space and sits mid-mountain on the ski slopes of the Northstar Ski Resort. With record snowfall propelling the 2018-19 ski season out of the gates, we are very excited about this property joining our portfolio.

Let me now turn to our fourth quarter results.

For the fourth quarter, Actual RevPAR growth was 9.0% for all hotels and was 7.2% for the full year. These significant increases are a direct result of our portfolio repositioning efforts to acquire higher RevPAR hotels and dispose of our lowest RevPAR assets. Comparable RevPAR for hotels not under renovation grew by 7.0% during the quarter, while Comparable RevPAR for all hotels increased 3.2%. We reported Adjusted EBITDAre of $20.3 million and AFFO per share of $0.15 for the fourth quarter, while full year Adjusted EBITDAre was $119.3 million, reflecting 7.3% growth over the prior year, and AFFO per share was $1.55. Our overall portfolio TTM Comparable RevPAR of $226 continues to be the highest in the lodging REIT sector.

During the quarter, we continued to actively manage our insurance recoveries at the Ritz-Carlton St. Thomas related to Hurricane Irma. We are working closely with our insurers to both seek recoveries for physical damage to the hotel as well as to minimize the impact to the property’s P&L through BI insurance recoveries, which totaled $13.5 million for the full year 2018. As previously discussed, we didn’t book any business interruption income in Q4 2018; however, we do expect recoveries to resume in the first quarter of 2019 and to continue at least through our planned reopening in October 2019. We also continue to be on track with the rebuilding and renovation program at the property and Jeremy will provide more detail on our progress in a few minutes.

We are also pleased with the progress we are making on the conversions of our Courtyard Philadelphia and Courtyard San Francisco properties to Autograph Collection hotels. Both projects remain on track to be completed this year and their opening as Autographs will mark the completion of our initiatives under our non-core hotel strategy and portfolio repositioning. Thus far, we have spent approximately $20 million on these conversions and anticipate spending an additional $30 million in 2019. We are excited about the post-conversion upside at these two properties given their strong performance during 2018, with 6.7% RevPAR growth at the Courtyard Philadelphia and 14.6% RevPAR growth at the Courtyard San Francisco even while these properties were under renovation. Additionally, San Francisco’s Moscone Convention Center expansion was completed in late 2018, which, when combined with only modest supply growth, continues to fuel our excitement for 2019 and the upcoming opening of our San Francisco Autograph Collection hotel.

Two of this quarter’s best performing assets were our Napa Valley properties with Comparable RevPAR up by 35.4% at Bardessono and 41.1% at Hotel Yountville during the fourth quarter, driven by strong gains in both rate and occupancy. We noted last quarter on our call that the fourth quarter was shaping up to be strong for our Napa Valley hotels as operations at the properties fully recovered from the fires in the fourth quarter of 2017. For these two properties, Comparable RevPAR growth was 37.9% during the fourth quarter, driven by occupancy growth of 24.1% and rate growth of 11.1%. While the strong RevPAR growth was driven by depressed occupancy levels in 2017, this robust RevPAR growth resulted in Hotel Yountville increasing its share relative to both the California North market and Napa Valley, CA submarket by 28.8 and 14.2 percentage points, respectively. Bardessono similarly outperformed the market and submarket. For the two properties combined, Hotel EBITDA margin increased by 112%, resulting in a $1.9 million, or 196%, increase in Hotel EBITDA. These results translated into 81% Hotel EBITDA flow-through for the fourth quarter, which is a continuation of the strong 89% Hotel EBITDA flow-through achieved during 2018. At Bardessono, construction continued on the three-unit presidential villa, with structural framing underway.

2018 was our first full year of ownership of Hotel Yountville. While the year had its share of hurdles to overcome, mainly the recovery from the fires in the fall of 2017, during the year Comparable RevPAR grew 4.9%, Hotel EBITDA grew $1.3 million, or 24.5%, while Hotel EBITDA flow-through was 74%. With the impact of the fires mitigated, we anticipate Hotel Yountville to continue to perform well and be a valuable addition to our portfolio.

In addition to the strong performance of our Napa Valley assets, the Hilton La Jolla Torrey Pines was also a strong performer for the quarter, with Comparable RevPAR up 12.5% driven by 11.5% rate growth. This RevPAR growth represents 7.4 and 0.7 percentage point increases in RevPAR relative to the San Diego/La Jolla, CA submarket and the San Diego upper upscale class market, respectively. The hotel has been focusing on group patterns and placement by deliberately moving groups to shoulder dates in order to capitalize on high occupancy dates with transient business. In addition to the strategic booking of group business, the hotel was able to drive transient rate during San Diego citywides. Total Hotel Revenue at Hilton Torrey Pines increased 14.4% during the fourth quarter, leading to Hotel EBITDA growth of $735,000, or 27.2%, over the prior year period.

At our Capital Hilton in Washington, D.C., Comparable RevPAR decreased 6.6% during the fourth quarter as October was impacted by the last two weeks not having any Congressional activity leading up to the mid-term elections. Additionally, October and November combined saw a 48,000 room-night decrease in the market due to fewer citywides. Increased supply in the market also impacted the average rate the Capital Hilton was able to realize on weekends from leisure travel. As the partial government shutdown occurred at the very end of the fourth quarter it had minimal impact on the quarter’s results; however, we expect it will have a greater impact on results for the first quarter of 2019. On another note, the hotel opened a new fitness center, continued to progress on the last phase of the meeting space renovation, and is preparing for the opening of its new retail tenant, CVS.

One of our recent acquisitions, the Ritz-Carlton Sarasota, posted a 2.0% Comparable RevPAR decrease during the fourth quarter. Red Tide began impacting the Gulf Coast at the beginning of August 2018, and the Sarasota market has been one of the worst hit regions. Despite the poor market conditions, relative to the Sarasota/Beaches, FL submarket and the Sarasota/Bradenton, FL market, Comparable RevPAR at the property outperformed by 9.0 and 7.6 percentage points, respectively. During the fourth quarter, Hotel EBITDA flow-through was a robust 95%, and for the entire year, this figure was an exceptional 305%. Despite the headwinds mentioned earlier, the hotel exceeded 2017 Operating Income by 3.5%, or $568,000, through effective expense control, and we did not have to draw on the GOP guarantee negotiated with prior ownership as part of our acquisition. Additionally, the city-council-approved beach restoration project that began in November reached the hotel’s Beach Club this quarter which should have a positive impact on performance.

We believe we have made great progress in advancing our strategy in the quarter and expect these trends to continue through the first quarter of 2019

I will now turn the call over to Deric.

Financial Review - Deric Eubanks
Thanks, Richard.

As Richard mentioned, during the fourth quarter, we did not recognize any business interruption income for the Ritz-Carlton St. Thomas. However, for the year, we recognized $13.5 million of business interruption income for the Ritz-Carlton St. Thomas, which is reflected in the Other Hotel Revenue line of our Income Statement. These insurance recoveries related to the months of December 2017 through November 2018 and we expect business interruption income to resume in the first quarter of 2019 and continue until at least the re-opening of the hotel as a Ritz-Carlton, which is anticipated to occur in October of this year. For the first quarter we expect our BI income to be simialir to what we booked in the first quarter of 2018 for the Ritz-Carlton St. Thomas.

For the fourth quarter of 2018, we reported a net loss attributable to common stockholders of $14.4 million or $0.44 per diluted share. For the full year of 2018, we reported a net loss attributable to common stockholders of $5.9 million or $0.19 per diluted share.

For the quarter, we reported AFFO per diluted share of $0.15, and for the full year of 2018, we reported AFFO per diluted share of $1.55.

Adjusted EBITDAre for the quarter was $20.3 million, while Adjusted EBITDAre for the full year was $119.3 million, which reflected a 7.3% growth rate over 2017.

At quarter's end, we had total assets of $1.6 billion. We had $993 million of mortgage loans, of which $47 million related to our joint venture partner's share of the loan on the Capital Hilton and Hilton La Jolla Torrey Pines. Our total combined loans had a blended average interest rate of 5.0% at year end, but after taking into account our recent refinancing along with the financing on the Ritz-Carlton Lake Tahoe, our current blended average interest rate is approximately 4.8%. Our loans are entirely floating rate and the vast majority have interest rate caps in place. As of the end of the fourth quarter, we had approximately 44% net debt to gross assets and our trailing 12-month fixed charge coverage ratio was approximately 1.8x. Our next loan maturity is not until March 2020. Our cash and cash equivalents at the end of the quarter was $183 million with an additional $76 million of restricted cash. The vast majority of that restricted cash is earmarked for capex projects including our Autograph conversions, so we have already set aside a significant amount of the capex we plan to spend in 2019. We also ended the quarter with net working capital of $188 million.

As of December 31, 2018, our portfolio consisted of 12 hotels with 3,314 net rooms. With the acquisition of the Ritz-Carlton Lake Tahoe, we now have 13 hotels with 3,484 net rooms.

Our share count currently stands at 37.3 million fully diluted shares outstanding, which is comprised of 32.5 million shares of common stock and 4.8 million OP units. In our financial results, we include approximately 6.6 million shares in our fully diluted share count associated with our Series B convertible preferred stock.

With regard to dividends, the Board of Directors declared a fourth quarter 2018 cash dividend of $0.16 per share, or $0.64 per diluted share on an annualized basis. This equates to an annual yield of approximately 5.1% based on yesterday’s stock price.

The Board also approved the Company's dividend policy for 2019. The Company expects to pay a quarterly cash dividend of $0.16 per share for 2019 or $0.64 per share on an annualized basis. On a trailing 12-month basis, this represents an approximate 41% AFFO payout ratio.

On the capital markets front, during the quarter we completed an underwritten public offering of 1.6 million shares of our 8.25% Series D Cumulative Preferred Stock at $25.00 per share. Dividends on the Preferred Stock will accrue at a rate of 8.25% per year on the liquidation preference of $25.00 per share. We used the proceeds from this offering for the acquisition of the Ritz-Carlton Lake Tahoe.

Subsequent to quarter end, we refinanced a mortgage loan with an existing outstanding balance totaling approximately $187 million. The new loan totals $195 million and has a five-year term. The loan is interest only and provides for a floating interest rate of LIBOR + 1.70%. The loan remains secured by the same two hotels: the Capital Hilton in Washington, DC and Hilton La Jolla Torrey Pines in La Jolla, CA.

Also subsequent to quarter end, we closed on a $54 million non-recourse mortgage loan secured by the Ritz-Carlton Lake Tahoe.  The loan is interest-only, bears interest at LIBOR + 2.10%, and has a five-year term.

This concludes our financial review. I'd now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management - Jeremy Welter
Thank you, Deric.

Comparable RevPAR for our portfolio grew 3.2% during the fourth quarter; however, for all hotels not under renovation during the fourth quarter, Comparable RevPAR grew by 7.0%. Our portfolio’s Comparable RevPAR growth led to a share gain of 2.1 percentage points relative to our hotels’ submarket chain scale. Holiday shifts did not significantly impact results during the fourth quarter, and the government shutdown led to minimal impact in December. For the year, Comparable RevPAR for the entire portfolio decreased by 1.6%; however, this decrease represents 1.7 percentage-point gains relative to our hotels’ submarket chain scale. In addition, for the year, Hotel EBITDA flow-through was robust at 137%, leading to Hotel EBITDA growth of $4.1 million.

The Park Hyatt Beaver Creek Resort and Spa completed its first full year under our ownership. During the year, Comparable RevPAR decreased 2.3%, primarily due to poor ski-season weather and snowfall to start the year; however, Comparable RevPAR actually surpassed that of the Colorado Ski Area submarket upscale and above chains by 5.2 percentage points. Numerous expansion projects at the property have also been approved, including a ski valet locker room, where each guest will have a private heated locker to store and dry their boots and other ski items. The major renovation of the lobby and Antler’s Lounge will get underway this spring with the focal point being a completely redesigned Antler’s Lounge with a newly built bar in the center of the room. A second fireplace will also be added to maximize the warmth and ambience of the lobby especially during the winter season. Additionally, the front desk will be relocated to the center of the lobby and consist of three podiums where guests will register while seated comfortably. We anticipate these expansion projects will help drive future topline growth, which, in conjunction with our profitability track record at this property, should lead to a strong return on our investment.

Now, over one year after the devastating hurricanes in September 2017, I would like to provide an update on our progress at the Ritz-Carlton St. Thomas. During the fourth quarter, there was significant reconstruction activity at the property. While work has continued on the guest room buildings impacted by the hurricanes, in December work also began on one of the guest room buildings that had been operational, thus reducing inventory from 83 to 59 rooms. Operating room inventory was further reduced in February with another operational guest room building going under renovation. Construction will start on the last guest room building in March, and the resort will be shut down entirely to guests from March until July. The lobby expansion area build-out and tile floor are substantially complete as are the roofs. Despite the ongoing renovation, we have also been able to operate a portion of the hotel under a white label and realized Comparable RevPAR growth of 5.8% during the fourth quarter. During 2018, we booked $13.5 million in BI insurance proceeds. And while we did not book any BI insurance proceeds for the months of September, October and November during the fourth quarter, we expect to realize robust recoveries for the months of December, January and February during the first quarter of this year.

Continuing the theme of capital improvements, I would now like to provide an update on both of our ongoing Courtyard conversions to Autograph Collection hotels. The Courtyard San Francisco Downtown, which continues to grow at a tremendous rate following its transformative guestroom renovation, had 9.7% Comparable RevPAR growth during the fourth quarter. This RevPAR growth represents an increase of over 15 percentage points relative to the hotel’s competitors. This is a continuation of the strong performance seen for the full year of 14.6% Comparable RevPAR growth. With the conclusion of the major rooms renovation in the first quarter of 2018, we were able to position the hotel to not only grow occupancy but also grow rate, which grew 5.6% during the fourth quarter. For the year, Hotel EBITDA grew $1.1 million. All major room items are substainally complete, with only a few go back items remaining. Plans for the final stages of the Autograph conversion have been finalized, including an entirely new lobby, restaurant, coffee shop as well as a remodeled exterior. Additionally, in December 2018, the Moscone Convention Center expansion was completed, which, when combined with the modest supply growth anticipated for the market, continues to fuel our excitement for 2019 and the upcoming rebranding to an Autograph Collection hotel.

As for Courtyard Philadelphia Downtown, in October, we started the guestrooms renovation which will include new case goods, carpet, lighting, bathroom barn doors, and shower conversions. By the end of the quarter, 57 guestrooms had been renovated and returned to available inventory. During the fourth quarter, Comparable RevPAR growth was -10.9% as a result of a 12.1% decrease in occupancy due to the ongoing renovation. Results were also impacted by a decrease in citywide activity, specifically the lack of the International Chiefs of Police convention in October, which caused significant compression in 2017. However, even with the reduction in the citywide calendar and the renovation in the fourth quarter, the hotel grew comparable RevPAR 6.7% during the year which represents growth of 1.8 and 1.4 percentage points relative to the Philadelphia, PA-NJ upscale class market and the hotel’s competitors, respectively. During the year, the property had Hotel EBITDA flow-through of 58% which resulted in Hotel EBITDA growth of $1.8 million, or 14.9%, over the prior year period. We eagerly anticipate the hotel’s conversion to the Autograph Collection in mid-2019.

As Richard mentioned earlier, in January, we acquired the Ritz-Carlton Lake Tahoe. This irreplaceable hotel represents the third Ritz-Carlton-managed addition to our portfolio over the past few years, joining the Ritz-Carlton St. Thomas and the Ritz-Carlton Sarasota. The 170-room hotel contains nearly 15,000 square feet of indoor meeting space and a 17,000 square-foot spa and fitness center. This 5-diamond rated hotel boasts ski-in/ski-out access, an offsite Lake Club on the shore of Lake Tahoe, and access to snowboarding, skating, lake activities, biking, and golf. While we were already excited about this acquisition, the hotel’s performance in January exceeded our expectations. Early season winter snowfall created strong demand that led to significant RevPAR growth for the month over the prior year. Very strong occupancy premiums coupled with high rates on the tail end of the holiday season and over MLK weekend drove topline growth.

During 2019, we will continue to invest in our portfolio in order to maintain competitiveness. In total, we estimate spending approximately $80-$90 million in capital expenditures during the year exclusive of capital expenitures funded with insurance proceeds. These expenditures will be comprised predominantly of the completion of the Autograph conversions at our two Courtyard properties, the aforementioned upgrading of the Park Hyatt Beaver Creek and the strategic acceleration of capital projects at the Ritz-Carlton St. Thomas while the resort is under renovation. Finally, we have identified highly accretive opportunities to add additional keys within our portfolio. Specifically, we will be adding 10 keys at the Ritz-Carlton Sarasota, 2 keys at the Hilton La Jolla Torrey Pines, and we are progressing work on the 3-key presidential villa at Bardessono, which is expected to be completed this summer. Looking forward even further into 2020 and beyond, we would expect our capital expenditures to reduce significantly as our major repositionings will have been completed.

I will now hand it back to Richard.

Richard Stockton

While we are pleased with our fourth quarter and full year performance, we are even more energized about our prospects and potential growth in 2019. While industry forecasts remain muted, our specific portfolio of investments should allow us to continue to drive material RevPAR growth and added profitability.

This concludes our prepared remarks, and we will now open the call up for Q&A.

<Q&A>

Richard Stockton

We would like to thank you all for joining us on our fourth quarter earnings call this afternoon and we look forward to speaking with you again next time.